SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2007

CAPITAL TRUST, INC.
(Exact Name of Registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 655-0220

       N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01              Entry Into a Material Definitive Agreement

On October 30, 2007, Capital Trust, Inc. (the “Company”) executed the Amended and Restated Annex I (the “Annex I”) to Amended and Restated Master Repurchase Agreement as supplemented by that certain Annex I to Amended and Restated Master Repurchase Agreement (collectively, the “Original Agreement”), dated as of August 15, 2006, as amended by First Amendment to Master Repurchase Agreement, dated as of February 23, 2007 (together with the Original Agreement, the “Master Repurchase Agreement”), by and between Goldman Sachs Mortgage Company (“GSMC”) and the Company.  Concurrently, the Company executed a second Master Repurchase Agreement, dated as of October 30, 2007, by and between GSMC and the Company (the “Alternate Funding Agreement”).  Among other things, the Annex I amends the Master Repurchase Agreement by increasing the maximum purchase amount available under the facility from $150 million to $200 million less the amount funded under the Alternate Funding Agreement.  The Alternate Funding Agreement provides for a maximum purchase amount of $200 million less the amount funded under the Master Repurchase Agreement.  The Alternate Funding Agreement provides for a term commensurate with the Original Agreement and bears interest at varying rates over LIBOR based upon the type of asset included in the repurchase obligation.  The foregoing description is qualified in its entirety by reference to the Annex I, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007, which the Company intends to file in March 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis
	Name:	Geoffrey G. Jervis
	Title:	Chief Financial Officer

Date: November 5, 2007